Exhibit 10.1

TRANSITION TRADEMARK LICENSE AGREEMENT

This TRANSITION TRADEMARK LICENSE AGREEMENT (“Agreement”), dated as of [ ˜ ], 2021 (the “Effective Date”), is entered into by and between Carlisle Intangible, LLC, a Delaware limited liability company (“Carlisle Intangible”), and Engineered Components and Systems, LLC, a Delaware limited liability company (the “Company”) (the “Company” and together with Carlisle Intangible, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, effective as of the Effective Date, pursuant to the terms of that certain Equity and Asset Purchase Agreement, dated as of May 24, 2021 (the “Purchase Agreement”), by and among Carlisle Intangible, Carlisle Fluid Technologies, Inc., a Delaware corporation (“Carlisle”), Carlisle Global II Limited, a private limited company incorporated in England and Wales with company number 11231736 (“Carlisle Global”), Carlisle Industrial Brake & Friction, Inc., a Delaware corporation (“Carlisle Industrial”), Carlisle International B.V., a Dutch corporation (“Carlisle International”), Carlisle Asia Pacific Ltd., a Hong Kong corporation (“Carlisle Asia Pacific”), Carlisle, LLC, a Delaware limited liability company (“Carlisle LLC” and, together with Carlisle, Carlisle Global, Carlisle Industrial, Carlisle International, Carlisle Asia Pacific and Carlisle Intangible, the “Sellers” and, each individually, a “Seller”), Engineered Components and Systems, LLC, a Delaware limited liability company (“ECS”), CMBF, LLC, a Delaware limited liability company (“CMBF”), Power-Packer Europa B.V., a Netherlands private limited company (“PP Europa”), Power Packer North America, Inc., a Delaware corporation (“PP NA”), EC&S Holdings Hong Kong Limited, a Hong Kong corporation (“ECS HK” and, together with ECS, CMBF, PP Europa and PPNA, the “Buyers” and, each individually, a “Buyer”) and, solely for purposes of Section 8.3 thereof, BRWS Parent LLC, a Delaware limited liability company, Buyers purchased all of the Equity (as defined in the Purchase Agreement) from Sellers and CMBF purchased from Carlisle Industrial, Carlisle LLC and Carlisle Intangible all of the Purchased Assets and assumed the Assumed Liabilities (both as defined in the Purchase Agreement) from Carlisle Industrial.

WHEREAS, Carlisle Intangible is the owner of all rights, title and interest in the Licensed Trademarks (as defined herein) and wishes to license them to the Company for use in the sale of Licensed Products (as defined herein); and

WHEREAS, Sections 2.7(a)(vi) and 2.7(b)(iv) of the Purchase Agreement require the Parties to execute and deliver this Agreement on the Effective Date simultaneously with the closing of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement. The following terms shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person at any time during the term of this Agreement, for as long as such control exists. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Infringe” or “Infringes” means, in respect of another entity, use of a Trademark that may infringe, dilute, cause unfair competition with, or otherwise violate the intellectual property rights of such entity. “Infringement” is to be similarly construed.

“Licensed Products” shall mean (a) the products, packaging or related materials therefor that: (i) are sold or in production or (ii) have been created, conceived of, developed or proposed, regardless of whether or not any work is currently or actively being done in connection with such products, in each case, in connection with the Business as of the Effective Date; (b) the products, packaging or related materials therefor that are: (i) based on or (ii) a derivative, improvement, successor or replacement of, in each case, such products described in subsection (a) above; and (c) any products that are natural extensions of the products described in subsections (a) or (b) above, provided that such products are treated as part of the Business by the Company or its successors and assigns.

“Licensed Trademarks” shall mean the Trademarks set forth on Exhibit A hereto and any other Trademarks that: (i) are owned by Carlisle Intangible or one of its Affiliates (other than a Group Company); (ii) were used by one of the Group Companies in the Business during the twelve (12) months prior to the Effective Date; and (iii) include “By Carlisle” or other similar reference.

“Net Sales” means the gross amounts received from third parties for the sale of Licensed Products by the Company or any Affiliate or sublicensee of the Company, excluding the following items (but only to the extent they are incurred in connection with the Licensed Products):

(a) import, export, excise, and sales taxes, and custom duties;

(b) costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises;

(c) credit for returns, allowances, or trades; and

(d) customary rebates, cash and trade discounts, actually taken.

“Trademark” means trademarks, service marks, designs, slogans, tag lines, logos, trade dress, corporate names, assumed names, fictitious names, trade names or similar rights with respect to indicators of origin in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations, as well as domain names or successor identifiers, user accounts, user names, monikers, and equivalent identifiers on social networking or industry websites, in each case, including the accompanying goodwill.

In addition to the terms defined in this Article I, the following terms shall have the respective meanings assigned thereto in the Sections indicated below:

Agreement	Preamble
Buyer	Recitals
Carlisle Intangible	Preamble
Company	Preamble
Confidential Information	Section 10.01
Debranding	Section 8.04
Disclosing Party	Section 10.01
Effective Date	Preamble
Infringing Trademark	Section 2.04(a)
Party or Parties	Preamble
Purchase Agreement	Recitals
Receiving Party	Section 10.01
Seller	Recitals
Term	Section 6.01

ARTICLE II
TRADEMARK LICENSE

Section 2.01       Carlisle Intangible’s Grant of License for Licensed Trademarks.

(a)              During the Term and subject to the terms and conditions of this Agreement, Carlisle Intangible hereby grants to the Company an exclusive, worldwide, non-transferable (except as provided in Section 11.03(b)), royalty-free (except as provided in Article VII) right and license to use solely on and in connection with the Licensed Products and in connection with the manufacture, sale, promotion, marketing, advertising and distribution of the Licensed Products.

(b)             The Company may sublicense rights to use the Licensed Trademarks to (i) any Person for purposes of manufacturing, marketing, selling, advertising, reselling and distributing the Licensed Products on behalf of the Company and its Affiliates; (ii) to an Affiliate of the Company or an Acquiring Party; or (iii) in connection a stock sale, asset sale, merger or consolidation (each, a “Divestiture”) of an Affiliate, business or product line which is included in the Business. The Company shall cause each sublicensee to enter into a written sublicense that contains terms that are at least as protective of Carlisle Intangible’s interest in the Licensed Trademarks and shall be responsible for any breach of the terms of this Agreement by its sublicensees. The Company and its sublicensees shall have no other right to use the Licensed Trademarks, unless otherwise provided for herein.

(c)            Until the end of the Term, Carlisle Intangible agrees not to use or authorize a third party to use the Licensed Trademarks (or any confusingly similar Trademark) in connection with products and services that constitute or include (or create a likelihood of confusion with respect to) any of the Licensed Products and agrees not to transfer any rights in the Licensed Trademarks (or any confusingly similar Trademark) to any third party (by license or otherwise) that would permit any such third party to use the Licensed Trademarks (or any confusingly similar Trademark) in connection with any of the products and/or services that constitute or include (or create a likelihood of confusion with respect to) the Licensed Products.

(d)              With respect to the sublicensing permitted by Section 2.01(b), the Company shall enter into a written sublicense agreement with each sublicensee, which shall contain (i) provisions comparable to Sections 2.02 through 2.09, 2.12, Article III, Sections 4.01, 4.03, 4.04, 4.05, 8.05 and 9.01, (ii) a provision that the sublicense agreement shall automatically terminate upon the expiration or termination of this Agreement, (iii) a provision that any goodwill arising from the use of the Licensed Trademarks by the sublicensee shall inure to the benefit of Carlisle Intangible, and (iv) Carlisle Intangible shall have the right to enforce any violations of such sub-license agreement against the sublicensee. The Company shall provide Carlisle Intangible with a copy of each such signed sublicense agreement, provided that the Company may redact provisions other than those specified in this Section 2.01(d). For the purposes of this Agreement, the Company shall be responsible to Carlisle Intangible for the actions, omissions or breaches of any sublicensee to the same extent as if such actions, omissions or breaches were its own.

Section 2.02      Guidelines for Use of the Licensed Trademarks. All use and display of the Licensed Trademarks shall be in accordance with Carlisle Intangible’s usage guidelines, a current copy of which is attached as Exhibit B. The Parties agree that all packaging and related materials for the Licensed Products that exist as of the Effective Date comply with the guidelines in place as of the Effective Date. If Carlisle Intangible revises, updates or modifies the guidelines, then Carlisle Intangible shall send such revised guidelines to the Company, and the Company shall have thirty (30) calendar days from its receipt of such revised guidelines to send a notice to Carlisle Intangible of its election to either (a)  follow the revised guidelines within one hundred and eighty (180) calendar days after receipt of such written guidelines or (b) continue following the guidelines set forth in Exhibit B, and such election shall bind the Company. If the Company wishes to revise, update or modify the appearance of the Licensed Trademarks, then the Company shall create and submit to Carlisle Intangible its own proposed guidelines for the Licensed Trademarks to reflect such proposed changes, which shall include the length of the transition period for the Company and its sublicensees to comply with such changes, and must then obtain the prior written consent of Carlisle Intangible before implementing any such changes to the guidelines; Carlisle Intangible shall not unreasonably withhold, condition or delay such consent which shall be conveyed to the Company within thirty (30) days after receiving the Company’s proposed guidelines.

Section 2.03      Restrictions. The Company and its sublicensees shall refrain from doing any of the following without the prior written consent of Carlisle Intangible, which shall not be unreasonably withheld, conditioned or delayed:

(a)              using any of the Licensed Trademarks, either alone or in combination with any other Trademark, on or in connection with any product or service other than Licensed Products;

(b)              registering, acquiring, or using any Internet domain name that contains or is confusingly similar to any Licensed Trademark, except for the usage rights granted in Section 2.11; or

(c)              registering, acquiring, or using any user account, user name, or equivalent identifier on social networking sites or related industry sites that contains or is confusingly similar to any of the Licensed Trademarks, except for the usage rights granted in Section 2.11.

Section 2.04       Prohibitions. The Company and its sublicensees shall refrain from doing any of the following:

(a)              adopting, using, or registering any Trademark other than the Licensed Trademarks that is confusingly similar to the Licensed Trademarks (referred to herein as an “Infringing Trademark”); provided that, if the Company or a sublicensee, at any time during the Term of this Agreement, acquires any rights in or under any such Infringing Trademark, then it shall promptly, upon Carlisle Intangible’s written request, cease use of such Infringing Trademark other than on terms set forth in this Agreement and assign all such rights to Carlisle Intangible;

(b)              asserting ownership or any other right or interest in the Licensed Trademarks except for the rights specifically granted hereunder;

(c)             subject to Carlisle Intangible’s compliance with Section 2.01(c), asserting any adverse claim against Carlisle Intangible or any of its Affiliates based upon Carlisle Intangible’s use or ownership of any Licensed Trademark (or any confusingly similar Trademark), unless such use by Carlisle Intangible or any of its Affiliates is on or in connection with a Licensed Product;

(d)              registering, acquiring, or using any corporate name that contains or is confusingly similar to any of the Licensed Trademarks, except for any transition period provided in any separate purchase agreement or the Purchase Agreement, after which the Company must change the name of any entity it acquires whose name includes a Licensed Trademark;

(e)              registering, acquiring or using any assumed name, fictitious name, trade name or any other entity name, or any division of such entities, that contains or is confusingly similar to any of the Licensed Trademarks; or

(f)               except as may be provided for herein, disputing or impugning in any way, directly or indirectly, the ownership or validity of the Licensed Trademarks during the Term, or take any actions which would be reasonably likely to impair Carlisle Intangible’s rights in and to the Licensed Trademarks.

Section 2.05       Use of the Company’s Name on Licensed Products. The Company may replace any Licensed Trademark with any of the Company’s or any Company Affiliate’s own Trademarks or any third party Trademark on any or all Licensed Products or on packaging, marketing, advertising, promotional or related materials therefor or the Company may use the Company’s or any Company Affiliate’s or third party’s trade name or Trademarks on the Licensed Products or packaging, marketing, advertising, promotional or related materials therefor, provided that the Company and its sublicensees may not use any Licensed Trademark in such close proximity to one or more other Trademarks so as to create a unitary Trademark that includes such Licensed Trademark, such as “CARLISLE ABC” or “ABC CARLISLE.” Subject to the foregoing sentence, Carlisle Intangible and the Company acknowledge that the Company may at some point during the Term transition the use of the Licensed Trademarks to the Company’s or a Company Affiliate’s own Trademarks or a third party Trademark and that in connection with such transition, which shall not exceed five (5) years, the Company may make reasonable use of the Licensed Trademarks together with such Trademarks in connection with such transition, provided that the Company must then obtain the prior written consent of Carlisle Intangible before implementing any such transition; Carlisle Intangible shall not unreasonably withhold, condition or delay such consent which shall be conveyed to the Company within thirty (30) days after receiving the Company’s proposed transition plan.

Section 2.06      Use by Those in the Distribution Network. Nothing in this Agreement shall limit the right of the Company’s or any sublicensee’s dealers, distributors, resellers, and others in the Company’s or such sublicensee’s distribution network for the Licensed Products from using the Licensed Trademarks in connection with the sale, promotion, marketing, advertising, and distribution of the Licensed Products during the Term of this Agreement, and Carlisle Intangible hereby consents to such use.

Section 2.07       Marking. The Licensed Trademarks shall be used by the Company and all others in the Company’s and its sublicensees’ distribution network in such a manner as to avoid unlawful confusion among or unlawful deception of the public with regard to the origin of the Licensed Products, and the Company undertakes that the labels and/or packaging of the Licensed Products shall, to the extent reasonably required by Carlisle Intangible, be reasonably qualified by reference to Carlisle Intangible’s Trademark rights, such reasonableness to be evidenced by following the guidelines set forth on Exhibit B.

Section 2.08       Trademark Notice. With respect to the Licensed Trademarks, the Company and its sublicensees shall comply with all applicable Laws pertaining to proper notice and designation of Trademarks in the jurisdictions in which the Company or its sublicensees use the Licensed Trademarks.

Section 2.09      The Company’s Use and Goodwill. All goodwill associated with the Company’s and its sublicensees’ use of the Licensed Trademarks in connection with the Licensed Products shall inure to the benefit of Carlisle Intangible.

Section 2.10     Impact on Loan and Financing Agreements. Nothing in this Agreement shall restrict Carlisle Intangible’s current or future commitments under secured lending or financing arrangements pledging the Licensed Trademarks, provided that any such secured lending or financing arrangements shall not undermine, limit or restrict in any material way the Company’s right to use or sublicense the Licensed Trademarks hereunder.

Section 2.11       Commitment to Maintain Certain Online Assets.

(a)              Notwithstanding the provisions of Section 2.03(b) and Section 2.03(c), Carlisle Intangible shall continue to own and maintain the registration for the domain names, websites, and social and industry networking accounts listed on Exhibit C (collectively, “Online Assets”) but shall permit the Company to access, use and control such Online Assets during the Term.

(b)              During the first twenty-four (24) months of this Agreement, Carlisle Intangible shall include and maintain on its web site a landing page featuring the Company’s Licensed Products with a hyperlink to the Company’s website for the Licensed Products marketed, advertised, promoted and/or sold by the Company. Carlisle Intangible and the Company will cooperate with one another to develop such a landing page.

(c)            Notwithstanding Section 2.03 and Section 2.04, during the Term of this Agreement, the Company may bid on and/or use keyword advertising (e.g., Google Adwords), html code, or other non-consumer facing means that includes the Licensed Trademarks in order to drive traffic of consumers or potential consumers via global computer or communications networks, now existing or later developed, to the Company and its products or services.

(d)              The Parties shall cooperate in the management of content on Online Assets as and to the extent set forth in Exhibit C.

Section 2.12       Reservation of Rights. All rights not expressly granted to the Company are reserved to Carlisle Intangible.

ARTICLE III
QUALITY CONTROL

Section 3.01      Quality Control and Standards. The Company will maintain the quality standards associated with the Licensed Trademarks as of the Effective Date and will not intentionally take, or permit any of its sublicensees to intentionally take, any actions that undermine or dilute the quality and use of the same. The Company warrants that the Licensed Products shall be of a quality in all material respects equal to or higher than either the corresponding Licensed Products in inventory as of the Effective Date or any samples provided to Carlisle Intangible for review in accordance with this Agreement. Moreover, the Licensed Products shall meet (or exceed) all Laws regarding such product(s) in the jurisdiction in which such Licensed Products are or will be sold. The Parties agree that the Licensed Products that exist as of the Effective Date meet (or exceed) all applicable Laws regarding such products in the relevant jurisdictions. The Company shall not intentionally offer, and shall not permit its sublicensees to offer, for sale, advertise, promote, distribute, or use for any purpose any Licensed Products or packaging that are damaged, defective, seconds, or that otherwise fail to meet the quality requirements set forth in this Agreement.

Section 3.02      The Company’s Determination of Substandard Quality. In the event that the Company determines that the quality of any of the Licensed Products falls below the level set forth in Section 3.01: (i) the Company shall provide prompt written notice of such event to Carlisle Intangible, and (ii) the Company shall promptly discontinue the production, sale, or distribution of such products or materials until such time as the products meet the standards in Section 3.01.

Section 3.03      CIC Determination of Substandard Quality. The Company agrees to cooperate reasonably, and agrees to require its sublicensees to cooperate reasonably, with Carlisle Intangible in facilitating Carlisle Intangible’s reasonable supervision of the quality of the goods offered under the Licensed Trademarks. Specifically, the Company will provide to Carlisle Intangible for its inspection, at Carlisle Intangible’s expense and upon its reasonable written request but not more than once per year: (a) representative samples or images of the Company’s or its sublicensees’ advertising copy, promotional materials, marketing materials or packaging bearing the Licensed Trademarks, (b) samples of any merchandise bearing the Licensed Trademarks, and/or (c) one specimen of any of the Licensed Products. The Company shall have thirty (30) days from its receipt of the Company’s written request to provide the requested items set forth above. Unless Carlisle Intangible objects to any samples provided by the Company within thirty (30) days of the Company’s shipment, the Licensed Products offered by the Company or its sublicensees shall be deemed to be in compliance with the quality standards set forth in the Agreement. In the event that Carlisle Intangible reasonably determines that the quality of any of the Licensed Products falls below the level set forth in Section 3.01 and provides prompt written notice of such event to the Company, Carlisle Intangible and the Company will meet within thirty (30) days to discuss in good faith Carlisle Intangible’s concerns. In the event the Parties agree that the quality has fallen below the level set forth in Section 3.01, the Company and its sublicensees shall promptly discontinue the production, sale, or distribution of such products or materials until such time as the products are submitted to Carlisle Intangible for review in accordance with this Section to ensure that they meet the standards in Section 3.01. In the event that the procedures set forth in this Section 3.03 shall have been completed without agreement being reached between the Parties, any Party shall be free to pursue any available judicial remedies pursuant to Section 11.13.

Section 3.04      Inspection Rights. In the event that Carlisle Intangible or the Company determines that (a) the quality of any of the Licensed Products falls below the level set forth in Section 3.01 or (b) the quality of any of the Licensed Products cannot be verified based only upon the samples and other information obtained under Section 3.03, Carlisle Intangible or the Company will have the right, upon reasonable notice, but no less than thirty (30) calendar days’ notice, during normal business hours and subject to Article X, to inspect the operations of the Company or any sublicensee undertaken in connection with the Licensed Products that bear or will bear the Licensed Trademarks; provided, that in conducting such inspections, Carlisle Intangible, or such Affiliate, shall use reasonable efforts not to disturb unnecessarily the conduct of the Company’s or its sublicensees’ ordinary business operations.

Section 3.05      Samples. The Company agrees to provide to Carlisle Intangible for inspection, at Carlisle Intangible’s reasonable request: (a) copies, photographs or representative samples of the Company’s advertising copy, promotional materials, or other materials in any form bearing the Licensed Trademarks, and (b) samples of any merchandise bearing the Licensed Trademarks.

ARTICLE IV
TRADEMARK ownership, protection and infringement

Section 4.01      Ownership. The Company recognizes and acknowledges that all right, title and interest in the Licensed Trademarks, including the goodwill associated with the Licensed Trademarks, in connection with the Licensed Products, are and shall remain the property of Carlisle Intangible.

Section 4.02       Trademark Renewals and Protection.

(a)              During the Term of this Agreement, Carlisle Intangible shall maintain, at its own expense, the registrations of any registered Licensed Trademark whose identification includes a Licensed Product and ensure protection of such Licensed Trademarks by filing for any required renewals and additional registrations which Carlisle Intangible in its sole discretion considers necessary or advisable.

(b)              In the event the Company uses any of the Licensed Trademarks on any Licensed Products in a foreign jurisdiction in which Carlisle Intangible has not previously used and/or registered (or maintained registrations for) such Licensed Trademarks for such Licensed Products and the Company desires to register any such Licensed Trademarks for any such Licensed Products in such foreign jurisdiction, the Company shall: (i) notify Carlisle Intangible of the Company’s desire for registration and shall cooperate with Carlisle Intangible and its counsel in registering such Licensed Trademark for such Licensed Products for Carlisle Intangible’s benefit and in Carlisle Intangible’s name; (ii) execute or have Carlisle Intangible execute, which execution shall not be unreasonably withheld, conditioned or delayed, any documents necessary to complete the application for registration, register or maintain or renew any registration; and (iii) provide Carlisle Intangible, upon reasonable written request, with any and all registered user agreements required in connection with the Company’s use of such Licensed Trademarks. In the event any application to register a Licensed Trademark pursuant to this Section 4.02(b) is refused on a substantive basis by a local trademark office or is opposed or otherwise challenged by a third party, Carlisle Intangible shall notify the Company of said event and shall take any and all steps necessary to secure a registration for such Licensed Trademarks, unless Carlisle Intangible receives the Company’s affirmative written instructions to take no further action in connection with such application. Subject to the Company’s ongoing compliance with this Section 4.02(b) and with Section 4.02(c), Carlisle Intangible shall consent to any reasonable request by the Company for Carlisle Intangible to apply for registration of any such Licensed Trademarks and use commercially reasonable efforts to obtain such registration.

(c)              All fees and other expenses arising under or resulting from the provisions of (i) Section 4.02(a) shall be borne by Carlisle Intangible and (ii) Section 4.02(b) shall be borne by the Company. Each Party shall cooperate with the other to the extent reasonably required or requested to implement properly the provisions of this Section 4.02.

Section 4.03      Notice of Claims. Each Party shall promptly notify the other Party in writing if it becomes aware of: (a) any Infringement of the Licensed Trademarks, or (b) any third-party claim that any Licensed Trademark Infringes its rights, in each case with respect to the Licensed Products.

Section 4.04       Infringement Claims.

(a)              Carlisle Intangible reserves the right, in its sole discretion, to first institute any proceedings or take other action against third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks, and the Company shall refrain from doing so, provided Carlisle Intangible takes action. In such a case, the Company shall reasonably cooperate with Carlisle Intangible in any legal or administrative action taken by Carlisle Intangible against such third parties, in which case all legal costs and fees shall be borne by Carlisle Intangible. Unless Carlisle Intangible is entitled to indemnification or other recovery under this Agreement, the Purchase Agreement or otherwise, Carlisle Intangible shall pay all expenses of such actions, and all damages or proceeds which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by Carlisle Intangible and the Company in connection with such Action, with any remainder being allocated on a pro rata basis to Carlisle Intangible and the Company based on the damages incurred by each Party. In connection with any action(s) involving any of the Licensed Trademarks, the Company agrees that Carlisle Intangible may include the Company as a party plaintiff in any such action (or join the Company in an action) at Carlisle Intangible’s sole expense, and all damages or proceeds which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by Carlisle Intangible and the Company in connection with such Action, with any remainder being allocated on a pro rata basis to Carlisle Intangible and the Company based on the damages incurred by each Party. Carlisle Intangible shall reimburse the Company for the reasonable, out-of-pocket expenses or legal fees incurred by the Company in joining such action(s) as a party plaintiff.

(b)              In the event Carlisle Intangible declines to institute any proceedings or take other action against third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks within thirty (30) days after being notified or becoming aware of such infringing conduct, the Company shall have the right to institute any proceedings against such third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks. In such event, Carlisle Intangible shall reasonably cooperate with the Company in any legal or administrative action taken by the Company against such third parties, in which case all legal costs and fees shall be borne by the Company. Unless the Company is entitled to indemnification or other recovery under this Agreement, the Purchase Agreement or otherwise, the Company shall pay all expenses of such actions, and all damages which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by Carlisle Intangible and the Company in connection with such action, with any remainder accruing to the Company. In connection with any such action(s) involving any of the Licensed Trademarks, Carlisle Intangible and the Company agree that the Company may include Carlisle Intangible as a party plaintiff in any such action (or join Carlisle Intangible in an action or proceeding) at the Company’s sole expense, and proceeds from such action(s) shall first be used to pay any and all legal fees and expenses incurred by Carlisle Intangible and the Company in connection with such action, with any remainder retained solely by the Company. Unless the Company is entitled to indemnification or other recovery under this Agreement, the Purchase Agreement or otherwise, the Company shall reimburse Carlisle Intangible for the reasonable, out-of-pocket expenses or legal fees incurred by Carlisle Intangible in joining such action(s) as a party plaintiff.

Section 4.05      Defense of Infringement Claims. Carlisle Intangible reserves the right, in its sole discretion, to defend against any third-party claim that any Licensed Trademark violates the intellectual property rights of such third party, and the Company shall refrain from doing so (provided that Carlisle Intangible assumes and diligently pursues the defense of any such claim). The Company shall reasonably cooperate with Carlisle Intangible in its defense of such third-party actions. Unless Carlisle Intangible is entitled to indemnification or other recovery under the Purchase Agreement, this Agreement or otherwise, Carlisle Intangible shall pay all expenses and damages associated with such actions. In connection with any action(s) involving the defense of any of the Licensed Trademarks, the Company agrees that Carlisle Intangible may include the Company as a party defendant in any such action (or join the Company in an action) at Carlisle Intangible’s sole expense, and any proceeds from such action(s) shall be retained solely by Carlisle Intangible. Unless Carlisle Intangible is entitled to indemnification or other recovery under this Agreement, the Purchase Agreement or otherwise, Carlisle Intangible shall reimburse the Company for the reasonable, out-of-pocket expenses or legal fees incurred by the Company joining such action(s) as a party defendant.

ARTICLE V
Representations and WARRANTIES; INDEMNIFICATION

Section 5.01       Mutual Representations and Warranties. Each Party represents and warrants as follows:

(a)              it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and

(b)              the performance of its obligations under this Agreement will not result in a material violation or breach of, and will not materially conflict with or constitute a material default under any agreement, contract, commitment, or obligation to which it is a party or by which it is bound.

Section 5.02      Disclaimer. Except as expressly provided otherwise in this Agreement or the Purchase Agreement, to the maximum extent permitted by applicable Law, each Party expressly disclaims and has not made and shall not be deemed to have made any representations or warranties of any kind or character, express or implied, including any warranty of merchantability, fitness for a particular purpose or non-infringement with respect to the Licensed Trademarks or the Licensed Products.

Section 5.03       Indemnification of Carlisle Intangible. Except as provided in Section 5.04, Carlisle Intangible assumes no liability to the Company or any third parties with respect to Licensed Products manufactured, sold, or distributed by the Company. The Company agrees to hold harmless, defend, and indemnify Carlisle Intangible and its officers, shareholders, employees, and agents against third-party claims, liabilities, demands, judgments, or causes of action, and costs and expenses related thereto (including reasonable attorney’s fees and costs), related to (a) Licensed Products (other than any Licensed Products, including work-in-progress, existing as of the Effective Date) or arising out of the manufacture, distribution, advertising, use, sale, or marketing of Licensed Products (other than any Licensed Products, including work-in-progress, existing as of the Effective Date) or (b) any breach of this Agreement, including unauthorized use of the Licensed Trademarks, by the Company; provided that the Company shall not be responsible for any such claim that is subject to indemnification by Carlisle Intangible pursuant to Section 5.04 below or to the extent any such claim arose on or prior to the Effective Date.

Section 5.04      Indemnification of the Company. Carlisle Intangible agrees to hold harmless, defend, and indemnify the Company, and its officers, shareholders, employees, and agents against third-party claims, liabilities, demands, judgments, or causes of action and costs and expenses related thereto (including reasonable attorneys’ fees and costs) (a) of Infringement of any third party’s intellectual property rights or damages relating thereto, related to the use of the Licensed Trademarks, on or in connection with the Licensed Products as expressly authorized by this Agreement (including any Licensed Products, including work-in-progress, existing as of the Effective Date); provided that, such third-party claim is based upon the Company’s use or registration of any of the Licensed Trademarks in a jurisdiction in which Carlisle Intangible has registered such Licensed Trademarks or used the Licensed Trademarks prior to the Effective Date of this Agreement or (b) related to any breach of this Agreement by Carlisle Intangible.

Section 5.05       No Representation for Certain Use of Licensed Trademarks. Carlisle Intangible warrants and represents that it owns all rights, title and interest in and to the Licensed Trademarks with respect to each Licensed Product in each jurisdiction in which Carlisle Intangible has (a) obtained a trademark registration for such Licensed Trademark that covers such Licensed Product or (b) used such Licensed Trademark in connection with any Licensed Product prior to the Effective Date. Except as expressly provided otherwise in this Agreement, Carlisle Intangible does not represent or warrant the validity or scope of any Licensed Trademark in any jurisdiction in which the Licensed Trademark is not registered or has not been used or for any Licensed Products for which the Licensed Trademark is not registered or has not been used. Except as set forth herein, Carlisle Intangible does not make any other express or implied representation or warranty, either written or oral, with respect to the Licensed Trademarks.

Section 5.06      Limitation of Liability. In no event shall any Party be liable under this Agreement for lost profits or any punitive, indirect, incidental, consequential, punitive or special damages, except to the extent paid to a third party in connection with a third-party claim subject to indemnification under this Article V.

ARTICLE VI
TERM

Section 6.01       Term. Unless earlier terminated in accordance with Section 8.03 or Section 8.04 below, this Agreement shall enter into force as of the Effective Date and shall remain in effect for fourteen (14) years (the “Initial Term”; collectively, with any elected Renewal Term described in Section 6.02 below, the “Term”).

Section 6.02      Renewal Terms. The Parties may by mutual agreement renew the Term for additional periods beyond the end of the then-applicable Term (each extension, a “Renewal Term”). For the avoidance of doubt, if the Parties do not reach a mutual agreement by the end of the then current Term, this Agreement shall expire.

ARTICLE VII
Royalties

Section 7.01       No Royalty During Initial Term. This Agreement is royalty-free during the first ten (10) years of the Initial Term.

Section 7.02       Earned Royalties. The Company shall pay to Carlisle Intangible a royalty based on the Net Sales of all Licensed Products sold by the Company or any of its sublicensees (“Earned Royalties”) during years eleven (11) through fourteen (14) of the Initial Term. The royalty rate shall be as follows:

Initial Term = years eleven (11) through fourteen (14) = 0.75%

Renewal Terms = To be agreed at time Renewal Term agreed

Section 7.03      No Deductions. Unless otherwise specified in the definition of Net Sales, computation of Net Sales (including the computation of the gross price invoiced to customers) shall not include deductions of uncollectible accounts, advertising, costs incurred in the manufacture, sale, distribution, advertising, promotion, or exploitation of the Licensed Products, or any indirect or overhead expense of any kind whatsoever. Similarly, such deductions and costs shall not be deducted from gross sales or Earned Royalties.

Section 7.04      Payment Requirements. The Company shall remit, within sixty (60) days following the last day of each calendar quarter, a payment of the Earned Royalties due from sales of Licensed Products during the preceding calendar quarter. The receipt or acceptance by Carlisle Intangible of any Earned Royalties shall not prevent Carlisle Intangible from subsequently challenging the validity or accuracy of such payment within two (2) years from the payment of the Earned Royalties purportedly in dispute.

Section 7.05      Currency. The Company will calculate the Earned Royalties on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by The Wall Street Journal on the close of business on the last banking day of each calendar quarter. The Company will make all payments of Earned Royalties to Carlisle Intangible in United States Dollars.

Section 7.06      Interest. Any payments of Earned Royalties not made when due pursuant to Section 7.04 above will bear interest from the date such amount was due until paid at the lower of: (a) one percent (1%) per month, or (b) the maximum rate permitted by Law.

Section 7.07       Royalty Report. Concurrently with the quarterly payment specified in Section, 7.04, the Company shall supply to Carlisle Intangible a complete and accurate statement (in the format attached as Exhibit D) of sales of Licensed Products by the Company and its sublicensees during the preceding calendar quarter (the “Royalty Report”). The Royalty Report shall be submitted whether or not any sales of Licensed Products occurred during the preceding calendar quarter. The receipt of acceptance of any Royalty Report shall not prevent Carlisle Intangible from subsequently challenging the validity or accuracy of such Royalty Report within 120 days from the payment of the Earned Royalties purportedly in dispute.

Section 7.08       Records and Audit. The Company shall maintain, in accordance with generally accepted accounting principles, consistently applied, records and books with respect to the subject matter of this Agreement. Upon reasonable written notice, but in no event fewer than thirty (30) days’ written notice, the Company shall grant to Carlisle Intangible, or any Affiliate designated by Carlisle Intangible, the right to conduct an audit with respect to all the Company’s books and records of orders, invoices, and payments relating to the Licensed Products (the “Licensed Product Records”) at the place or places where the Licensed Product Records are normally retained by the Company and reasonably necessary to determine Company’s compliance with this Agreement; provided that, any such audit shall be conducted at the normal business hours of the Company, at the cost and expense of Carlisle Intangible, and in such manner so as to not interfere with the operation of the Company. The Licensed Product Records relative to the Company’s obligations under this Agreement shall be maintained and kept accessible and available to Carlisle Intangible, or any Affiliate designated by Carlisle Intangible, for inspection for at least six (6) years after termination of this Agreement. In the event any inspection of the Company’s records indicates an underpayment of an amount equal to or greater than five percent (5%) of any amounts due hereunder, the Company shall promptly reimburse Carlisle Intangible for all actual, reasonable, documented out-of-pocket expenses associated with such inspection along with the deficient amounts including interest due under Section 7.06. All information accessed or disclosed in connection with any audit or other inspection under this Agreement shall be treated as the Company’s Confidential Information.

ARTICLE VIII
TERMINATION; BREACH AND CURE

Section 8.01       Expiration. Except as otherwise provided in this Article VIII, this Agreement shall expire in accordance with Article VI.

Section 8.02       Cure. In the event that any Party materially breaches this Agreement, the complaining Party shall provide the alleged breaching Party with written notice thereof pursuant to the provisions of Section 11.04 herein specifically identifying the nature of the purported breach and the alleged breaching Party shall have the time allotted in Section 8.03 in the case of Carlisle Intangible and Section 8.04 in the case of the Company after receipt of written notice from the complaining Party specifying the nature of the purported breach to cure same or otherwise respond to the complaining Party.

Section 8.03      Termination by the Company. The Company may terminate this Agreement if Carlisle Intangible materially breaches this Agreement and fails to cure such breach within sixty (60) calendar days after receipt of notice of the breach, or any extension agreed to by the Parties.

Section 8.04       Termination by Carlisle Intangible. Carlisle Intangible may terminate this Agreement only if:

(a)              The Company and its sublicensees do not sell any Licensed Products bearing the Licensed Trademarks in the normal course of trade for any consecutive three (3) year period and fail to resume such use in commerce with respect to any of the Licensed Products within one hundred eighty (180) calendar days after receipt of written notice of such non use, or any extension agreed to by the Parties; or

(b)              The Company materially breaches any of the following Sections of this Agreement and fails to cure such breach within one hundred eighty (180) days after receipt of written notice of the breach, or any extension agreed to by the Parties: Section 2.02, Section 2.03, any of Section 2.05 through Section 2.07, Section 3.01 or Section 3.04. For the avoidance of doubt, Carlisle Intangible may not terminate this Agreement as a result of the Company filing a petition in bankruptcy, being adjudicated as bankrupt or insolvent, making an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy Law, discontinuing all or a significant portion of its business or having a receiver appointed to operate its business, so long as there is a successor entity to the Business as a going concern. The license rights granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and Company will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

Section 8.05      The Company’s Rights and Obligations Upon Expiration or Termination. Upon any expiration or termination of this Agreement, the Company will take the following actions to debrand from its use of the Licensed Trademarks (such actions collectively shall be defined as “Debranding”):

(a)              cease all use of each Licensed Trademark in connection with the Licensed Products, and any advertising, marketing or promotional materials or packaging, except as otherwise permitted herein;

(b)               in the case of expiration pursuant to Section 8.01 or of termination pursuant to Section 8.03 or Section 8.04, within six (6) months either destroy all Licensed Products that are branded with the Licensed Trademarks or remove the Licensed Trademarks from such Licensed Products;

(c)              notwithstanding anything to the contrary in this Agreement, and other than in the case of termination pursuant to Section 8.03, the Company shall be permitted to sell off all of the Licensed Products in inventory and fulfill all orders in process or taken, in each case as of the date of notice of termination of this Agreement;

(d)               within six (6) months destroy all marketing materials and other collateral (printed or electronic) bearing any of the Licensed Trademarks, or, if such updating is possible, update such materials;

(e)              within sixty (60) calendar days of receipt of Carlisle Intangible’s written notice, take any actions reasonably requested by Carlisle Intangible or its counsel to accomplish the purposes of this Section 8.05, including executing all such documents and participating in all filings with all appropriate agencies, trademark offices, domain name registrars, internet service providers, social or industry networking sites and the like, as may be reasonably necessary or customary, to effect such Debranding and to assign to Carlisle Intangible any rights, equities, goodwill, titles, or other rights, if any, in and to the Licensed Trademarks which may have been obtained by the Company or which may have been vested in the Company during the Term of this Agreement;

(f)                within sixty (60) calendar days of a termination after the tenth (10th) anniversary of the Effective Date or expiration of this Agreement, furnish to Carlisle Intangible a Royalty Report that is current through the date of termination or expiration of this Agreement, along with payment, if not prohibited by applicable Law, of all Earned Royalties then-currently owed by the Company to Carlisle Intangible;

(g)              The Company may refer to itself in any marketing, advertising, or promotional materials, as the successor to the lines of business for the Licensed Products offered under or in connection with the Licensed Trademarks for one (1) year following such expiration or termination, and Carlisle Intangible and the Company hereby consent to such use; and

(h)              within nine (9) months of termination or expiration of this Agreement, send Carlisle Intangible a Notice certifying that it has completed all Debranding actions required herein.

ARTICLE IX

INSURANCE

Section 9.01       The Company to Maintain Insurance. With respect to each Licensed Product sold by the Company during the Term, the Company shall obtain and maintain in force and pay the premiums for standard occurrence-based insurance policies that name Carlisle Intangible as an additional named insured and provide aggregate product liability coverage (whether primary, excess or a combination thereof) of at least One Million United States Dollars (US$1,000,000) for each occurrence and Five Million United States Dollars (US$5,000,000) in the aggregate. The Company shall provide Carlisle Intangible with a certificate of such insurance coverage within fifteen (15) calendar days of Carlisle Intangible’s written request for same.

ARTICLE X
CONFIDENTIALITY

Section 10.01   Confidentiality. Except as provided below, all data and information disclosed by or on behalf of a Party (“Disclosing Party”) pursuant to this Agreement, including the terms of this Agreement and information relating to or received from third parties or to which any Party otherwise has access pursuant to this Agreement (collectively, “Confidential Information”) is deemed confidential. A Party receiving Confidential Information (“Receiving Party”) will not use such information for any purpose other than to perform its obligations or exercise its rights under this Agreement and, except as otherwise permitted by this Agreement, shall not disclose to third parties any of the Disclosing Party’s Confidential Information for a period of three (3) years from the termination or expiration of this Agreement. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information to the extent that such information can be shown to have been: (a) previously known on a non-confidential basis by the Receiving Party (unless such prior knowledge is due to the Receiving Party’s relationship with the Disclosing Party prior to the Effective Date); (b) in the public domain through no fault of the Receiving Party; (c) lawfully acquired by the Receiving Party from sources, to the knowledge of the Receiving Party, not bound by obligations of confidentiality to the Disclosing Party; or (d) independently developed by the Receiving Party without the use of any Confidential Information, as evidenced by contemporaneous written records. Notwithstanding the foregoing, this Section 10.01 shall not serve to limit the following disclosures by the Receiving Party: (i) to the Receiving Party’s directors, officers, employees, agents, consultants and legal and financial advisors, provided that the Receiving Party ensures that such persons comply with this Section 10.01; and (ii) as required by applicable Law; provided that, (x) the Receiving Party shall only disclose Confidential Information to the extent required by such applicable Law and shall request confidential treatment by the recipient and (y) if permitted by Law, written notice of such requirement shall be given promptly to the Disclosing Party so that the Disclosing Party may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall, at the Disclosing Party’s expense, cooperate with the Disclosing Party as reasonably requested by the Disclosing Party in connection with such actions. Each Party acknowledges and agrees that the obligations with respect to Confidential Information provided in this Section 10.01 are in addition to, and not in substitution for, the confidentiality obligations provided in the Confidentiality Agreement (as defined in the Purchase Agreement).

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01   Survival. Article X and Article XI, and Section 5.03, Section 5.04, Section 5.06, Section 7.08 and Section 8.05 of this Agreement shall survive any cancellation, termination, or expiration of this Agreement in accordance with their terms.

Section 11.02   Relationship of the Parties. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to: (a) give the other Party the right or authority to create or assume any obligation or incur any expense of any kind on behalf of the other without the other Party’s prior written approval, or (b) constitute the Parties as partners, joint venturers, co-owners, employer and employee, or otherwise as participants in a joint or common undertaking.

Section 11.03   Entire Agreement; Assignment.

(a)               This Agreement and the portions of the Purchase Agreement that relate to the matters described herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)               Except as otherwise provided in this Agreement, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that either Party may assign this Agreement (i) to any of its Affiliates and (ii) in connection with the sale or other disposition of all or substantially all of its outstanding stock or assets relating to this Agreement, in each case if such assignee agrees in writing to assume all of the assignor’s obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.03(b) shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.04   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) upon personal delivery, (b) upon confirmed delivery by a standard overnight carrier, (c) if sent by email, when dispatched (with evidence of such dispatch and followed by overnight courier), or (d) two (2) Business Days (as defined in the Purchase Agreement) after the date of mailing, when mailed in the United States by certified or registered mail (postage prepaid, return receipt requested), in each case, to the other Parties as follows:

If to Carlisle Intangible:

c/o Carlisle Companies Incorporated

16340 N. Scottsdale Road, Suite 400

Scottsdale, AZ 85254

Attention: General Counsel

E-mail: sselbach@carlisle.com;
             sducharme@carlisle.com

with a copy to (which shall not constitute notice to Carlisle Intangible):

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Jonathan A. Van Horn
Email: van.horn.jonathan@dorsey.com

If to the Company:

BRWS Parent LLC
N19 W24200 Riverwood Dr.,Suite 300

Waukesha, WI 53188
Attention: Roger Roundhouse
Email:       roger.roundhouse@centromotion.com

with a copy to (which shall not constitute notice to the Company):

One Rock Capital Partners II, LP

30 Rockefeller Plaza, 54th Floor

New York, NY 10112

Attention: Tony Lee; Kurt Beyer

Email:        tlee@onerockcapital.com; kbeyer@onerockcapital.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:  Alexander Johnson; Javier Stark

E-mail:       alex.johnson@lw.com; javier.stark@lw.com

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 11.05   Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 11.06   Construction; Interpretation. The term “this Agreement” means this Agreement together with all Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (f) references to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States.

Section 11.07   Exhibits. All Exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 11.08   Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.09   Amendment. Subject to Section 11.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.09 shall be void.

Section 11.10   Waiver.

(a)               Either Party may waive compliance by the other Party with any term or provision of this Agreement.

(b)               Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by either Party to assert any of its rights hereunder shall not constitute a waiver of such rights; provided, however, that time is of the essence with respect to each and every provision of this Agreement.

Section 11.11   Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.12   Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.13   Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.04. Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE INTANGIBLE, LLC

By
Name:
Title:

Engineered Components and Systems, LLC

By
Name:
Title:

[Signature Page to Transition Trademark License Agreement]

EXHIBIT A

LICENSED TRADEMARKS

CARLISLE

CARLISLE BRAKE & FRICTION

CARLISLE INDUSTRIAL BRAKE & FRICTION

CARLISLE BRAKE PRODUCTS

*Any other trademark owned by Carlisle Intangible or any of its Affiliates and used by the Business that includes the term “Carlisle.”

[Note: The Company may use this Trademark in all manners consistent with Exhibit B, including as to different colors, different color combinations and different sizes.]

A-1

EXHIBIT B

USAGE GUIDELINES

See the attached Carlisle Brand Identity Standards.

These standards contain references to Trademarks other than Licensed Trademarks. The appearance of such Trademarks is for illustrative purposes only and does not convey any license or other rights to such Trademarks.

In the event of a conflict between the terms of this Agreement and the Carlisle Brand Identity Standards, the terms of this Agreement shall control.

B-1

CARLISLE BRAND IDENTITY STANDARDS 2020

Carlisle Companies Incorporated, and its wholly owned subsidiaries (collectively Carlisle), have adopted a master brand strategy. Carlisle and the company logo are the dominant umbrella brand for the goods and services we offer and an important element of our value proposition. Carlisle branding assigns brand value and credibility to our portfolio offering. The Carlisle mark is synonymous with performance products, superior quality, and innovation through engineering and process expertise. A strong corporate brand promotes market clarity, strengthens positioning, builds customer loyalty, defines brand identity and is essential to harmony of message. The Carlisle logo and the Carlisle brand are part of the “intellectual property” or image maintained by Carlisle. The Carlisle image is important to its various audiences, including the financial community and potential consumers of Carlisle products or services. Carlisle’s valuable corporate identity assets should be applied consistently, and properly protected through adherence to clearly delineated application specifications and proper legal registrations. The Carlisle corporate identity is secured by various legal protective mechanisms, such as trademark registration, which includes brand names which identify goods manufactured by Carlisle. Rights in trademarks may be established merely by using the marks on or in connection with goods. Trademark use consists of “affixation” of the mark to goods. Affixation necessitates the placement of the mark on the goods, labels applied to the goods and/or packaging for the goods. In addition, use of the mark on trade show and point-of-purchase displays is considered trademark use. When using the Carlisle trademark, the ® symbol should be used in connection with the mark. It is not necessary that the symbol be used every time that the mark appears. For example, in an advertisement or label, the notice need only appear with the first and/or most prominent use of the mark. It is not necessary to repeat the symbol each time the mark is used. Use of the ® symbol is optional where difficult to apply such as embroidered apparel, etc. It is important to apply Carlisle corporate identity standards to electronic media applications such as the Internet, especially as Carlisle operating units maintain individual web sites. Carlisle logo-related use in those mediums should also adhere to instructions provided in this document regarding relative size, color and positioning. CARLISLE CORPORATE BRAND STRATEGY. CARLISLE INTELLECTUAL PROPERTY. 2

THE LOGO. LOGO INTEGRITY. The Carlisle logo is Carlisle’s signature, very much like your personal signature. It is used to identify Carlisle to our customers, suppliers, agents and communities. Consistent use of our logo communicates corporate integrity, reliability and trust to those we interact with every day. While the primary logo is white within blue frame, the Carlisle logo may be used in five correct applications (Figure 1.1). The application is determined by the logo’s clarity, legibility and aesthetic appeal. The trademark registration symbol ®, the Carlisle custom font and logo frame should not be altered (Figure 1.2). The ® symbol (trademark registration) should always appear with the logo, appropriately placed in the position shown (Figure 1.2) except that use of the ® symbol is optional due to size limitations or where difficult to apply such as embroidered apparel, etc. The overall proportions of the Carlisle logo may not be skewed or altered in any way. Figure 1.1 - Approved logo versions shown in appropriate applications Full color on light colored background Full color on dark colored background Black and white on light colored background Black and white on dark colored background Carlisle blue and white on blue colored background Figure 1.2 - Logo Components Logo Frame Registration Mark Carlisle Custom Font 3 In specific exceptions, logo usage on apparel and signage may require the addition of a white border to the primary blue logo color when placed against a blue background (Figure 1.3). APPAREL AND SIGNAGE. Figure 1.3 - Apparel

Maintain unobstructed space around the Carlisle logo for maximum impact and legibility. This space should be free of copy or other graphic elements and should always be at least half the height of the logo from the top edge to the bottom of the word “Carlisle” and frame. It is not permissible to add iconography or competing graphic elements to the Carlisle master brand logo. PLACEMENT AND SPATIAL REQUIREMENTS. Maintain a minimum of 50% of logo height clear space around logo Minimum Size 1.5 in 50% Logo HT 50% Logo HT 50% Logo HT 50% Logo HT 50% Logo HT 50% Logo HT 50% Logo HT 50% Logo HT SIZE GUIDELINES. The size of the Carlisle logo should be determined by design clarity, legibility and aesthetic appeal. The Carlisle logo is no smaller than 1.5 inches in width for printing reproduction, 200 pixels wide for web applications and 3 inches in width for embroidery. For other applications, assess the legibility and clarity of our corporate signature and determine correct usage. 4

The approved primary colors for the Carlisle logo are PMS 661 and white. All efforts should be used to achieve a visual match. The Pantone color may be referenced as PMS 661. All commercial printers and graphic resources (advertising agencies, graphic designers, trade show houses, printers, sign manufacturers, etc.) are familiar with this color reference. Utilize the worldwide accepted standard “PANTONE® color matching system” to maintain the color, hue and saturation integrity of these colors.* When using four-color process (CMYK), the Carlisle logo can be built from process colors (Figure 2.1). Please ensure that the CMYK color breakdown shown is utilized. In most cases, the Carlisle logo white is achieved by the white paper that it is printed on. It is the responsibility of Carlisle design staff and vendors to use the correct screens and standard of graphic review to build an acceptable visual color match based upon paper stocks, graphic applications and other design variables. When creating Microsoft® PowerPoint® presentations and other computer or film oriented applications please refer to Figure 2.2 for the Carlisle logo PMS to RGB color conversion specifications. The RGB color breakdown shown should be utilized. When creating Internet applications refer to Figure 2.3 for the appropriate color designation. COLOR GUIDELINES. PANTONE 661 C Figure 2.2 Figure 2.3 4 Color Conversion Pantone PMS 661 to 4 C 100 C, 75 M, 0 Y, 5 K RGB Color Conversion PMS 661 to RGB 0 R, 53 G, 145 B PMS Web Color Conversion PMS 661, RGB #003591 * NOTE: Pantone, Inc. adjusted their color conversion values with the introduction of the PMS Color Bridge system. To assure the most consistent color reproduction please utilize the color conversion values listed in this document (above, right). 5 Carlisle Logo Color Conversion Reference Figure 2.1

ENDORSED CARLISLE DIVISIONAL BRANDS.

Carlisle Companies Incorporated and its related entities hold a number of endorsed divisions in multiple product categories which bear the Carlisle logo along with an approved tag identifying each division by name (Figure 3.1).

The divisional tag font is Eurostile Regular Italic with custom modification.

Figure 3.1
Endorsed Divisional Brand Examples

CARLISLE CONSTRUCTION MATERIALS

CARLISLE INTERCONNECT TECHNOLOGIES

CARLISLE FLUID TECHNOLOGIES

CARLISLE BRAKE & FRICTION

NAMING GUIDELINES FOR CARLISLE DIVISIONAL BRANDS.

For all external communications, the initial naming of a Carlisle divisional brand should be written in full. A Carlisle divisional brand name abbreviation must first be introduced adjacent to the first written example of the divisional brand name. The abbreviation for the divisional brand may be used separately in subsequent text.

E.G.
Carlisle Construction Materials (CCM)
Carlisle Interconnect Technologies (CIT)
Carlisle Fluid Technologies (CFT)
Carlisle Brake & Friction (CBF)

6

COLOR GUIDELINES: ENDORSED CARLISLE DIVISIONAL BRAND TAG.

The approved secondary color for endorsed Carlisle brand tag is PMS 423.

The Pantone color may be referenced as PMS 423. All commercial printers and graphic resources (advertising agencies, graphic designers, trade show houses, printers, sign manufacturers, etc.) are familiar with this color reference.

Utilize the worldwide accepted standard "PANTONE® color matching system" to maintain the color, hue and saturation integrity of these colors.*

When using four-color process (CMYK), the endorsed Carlisle divisional brand tags can be built from process colors (Figure 4.1). Please ensure that the CMYK color breakdown shown is utilized.

It is the responsibility of Carlisle design staff and vendors to use the correct screens and standard of graphic review to build an acceptable visual color match based upon paper stocks, graphic applications and other design variables.

When creating Microsoft® PowerPoint® presentations and other computer or film oriented applications please refer to Figure 4.2 for the Carlisle logo PMS to RGB color conversion specifications. The RGB color breakdown shown should be utilized.

When creating Internet applications refer to Figure 4.3 for the appropriate color designation.

CONSTRUCTION MATERIALS

PMS 423

PANTONE 423 C

Figure 4.1
Carlisle Logo Color Conversion Reference

4 Color Conversion Pantone
PMS 421 to 4 C
21 C, 14 M, 14 Y, 38 K

Figure 4.2

RGB Color Conversion
PMS 423 to RGB
160 R, 162 G, 164 B

Figure 4.3

PMS Web Color Conversion
PMS 423, RGB #96938e

Metallic spot color

PMS 877 C

*NOTE: Pantone, Inc. adjusted their color conversion values with the introduction of the PMS Color Bridge system. To assure the most consistent color reproduction please utilize the color conversion values listed in this document (above, right).

7

TYPOGRAPHY. Typography is an important element in the overall brand identity system. Helvetica Neue Bold Condensed and the Helvetica Neue Condensed family of fonts have been selected as a font preference to reinforce our corporate identity for use in external communication. The use of the Helvetica font families set the visual tone for the Carlisle identity system. Do not confuse Helvetica Neue Condensed with Helvetica Condensed or Helvetica. Where necessary, a similar font may be used. Internal communication pieces are created using Arial and Arial Narrow. Use the following standards to understand some basic applications of typography. Primary Fonts (Macs only) Headline Font Helvetica Neue Bold Cond Subhead Fonts Helvetica Neue Medium Condensed Helvetica Neue Condensed Body Copy Fonts Helvetica Neue Condensed Use in all applications as the primary font. Helvetica Neue Light Condensed. Headline Font Arial Bold Body Copy Fonts Arial Arial Narrow Use for internal applications such as Microsoft® Word or PowerPoint. Arial Bold, Arial and Arial Narrow Use Arial Bold for headlines and Arial and Arial Narrow for body copy on Carlisle websites. Standards Internal Application (PCs and Macs) Desktop, Web and Online Applications (including e-mail) 8

Carlisle maintains and supports many affiliated companies and brands. Affiliated companies and brands retain unique logos, colors and identity standards used on products and communications materials. Affiliated brand products and internal-external communications materials produced for affiliated brands must be co-branded with the Carlisle logo tag in a manner graphically consistent in spatial relationship and visual identity. The Carlisle master brand leverages the Carlisle identity, enhancing affiliated brand positioning. It is not permissible to remove the tag of “A Carlisle Company” or “A Carlisle Brand”. In applications that are prohibitive such as embroidered clothing or screenprinted promotional items in which the imprint area is too small to reproduce, the tag must be printed separately in a different, but clearly visible location on the item. The “A Carlisle Company” or “A Carlisle Brand” affiliate brand tag’s text, and the logo treatment that accompanies the affiliate brand logo, is no smaller than 50% of the width or height (whichever is larger) of the main affiliate brand’s logo (Figure 5.1). The approved color usage options for the tag’s text are outlined on pages 5-7 of this guide. No other color combinations may be used without approval from Carlisle corporate along with divisional marketing leaders. Figure 5.1 Affiliated Company Brand Examples The decision whether an acquired company will become “A Carlisle Company” or “A Carlisle Brand” is determined by Carlisle’s legal department as part of the M&A process. It is preferred that acquired companies and brands migrate to approved Carlisle color guidelines within 12 months from acquisition date. Exceptions to the approved Carlisle color guidelines should be approved by Carlisle corporate and divisional marketing leaders (Figure 5.2). 9 ACQUISITIONS. Figure 5.2 Acquired Company Brand Examples AFFILIATED CARLISLE COMPANIES & BRANDS: “A CARLISLE COMPANY” “A CARLISLE BRAND”.

10 There are two instances in which Carlisle may be used as a product brand. All instances of this exception must be approved by Carlisle corporate along with divisional marketing leaders. 1) When establishing a new product or brand, it may be determined that Carlisle’s current brand recognition in the market will drive faster adoption (Figure 5.4). 2) The use of Carlisle as a standalone product brand is permissible when two divisions are co-branding and cross-selling a product line. Vision 2025 is Carlisle’s current strategic plan. During the course of the strategic plan, the Vision 2025 logo may be used interchangeably with Carlisle (Figure 5.5). CARLISLE BRAND AS PRODUCT BRAND. VISION 2025. In specific approved cases, the visual identity and naming of previously established or fighter product brands will not reference Carlisle. These exceptions should be approved by Carlisle corporate along with divisional marketing leaders (Figure 5.3). ESTABLISHED OR FIGHTER PRODUCT BRANDS. Figure 5.3 Established Product Brand Examples Figure 5.4 Carlisle Product Brand Examples Figure 5.5 Carlisle Vision 2025 Example In order to protect the Carlisle brand, all customers and partners wishing to use Carlisle trademarks (name), approved logos, images or in some way signal a partnership with Carlisle in promotional, advertising, instructional or reference materials, or on their websites or products must follow Carlisle’s documented brand guidelines. Third parties may use Carlisle logos only as specified in their agreement with Carlisle Companies and any associated Guidelines. Use of Carlisle trademarks without the prior written consent of Carlisle Companies may constitute trademark infringement. THIRD PARTY USAGE OF CARLISLE BRAND GUIDELINES.

CARLISLE BUSINESS COMMUNICATIONS: LETTERHEAD, STATIONERY, & ENVELOPES. Carlisle stationery components are designed to achieve brand consistency while remaining flexible to accommodate individual business unit requirements. To implement and produce stationery items that support the Carlisle master brand identity strategy, the following guidelines and templates for creating letterhead, envelopes and business cards are shown here (Figure 6.1). Stationery Example Figure 6.1 11 1234 Anywhere Way City, State 80543 Phone 210.728.5315 FAX 310.456.7334 carlisle.com 1234 Anywhere Way City, State 80543 1234 Anywhere Way City, State 80543 www.carlisle.com John Q. Employee Title or Position 800.123.4567 Phone: 717.123.4567 Ext. 1234 Cell: 717.123.4567 Fax: 717.123.4567 john.employee@carlisle.com

CARLISLE BUSINESS COMMUNICATIONS: BUSINESS CARDS.

In business-to-business communication, Carlisle business cards are a very visible and retained form of direct company contact identity. The Carlisle business card design is simple, professional and an easy-to-read design accommodating up to 8 lines of contact information, including the applicable website URL shown as the last line of text.

The business card template shown below should be used for most applications. Associated product brands may be included. The template, artwork and specifications provided should be used to ensure consistent worldwide presentation of the Carlisle brand. For employees interacting with customers in non-English speaking countries, it is acceptable to print translated content on the reverse side, conforming to approved card specifications. Generally, additional printing on the reverse side should be avoided. Where customary in certain geographical territories, an alternate card size may be used in substantial conformity with approved dimensions and proportional layout shown here (Figure 7.1).

An acquired brand may be added to a business card in the original brand color for approximately 12 months. After a year, the acquired brand color should migrate to approved Carlisle Color guidelines (see page 5). If there are space constraints, it is not necessary to sub-brand "A Carlisle Company" or "A Carlisle Brand" on the business card. Sub-branding is required on all other mediums (Figure 7.2).

Figure 7.1
Business Card Examples
Corporate Office Employee



CARLISLE
John Q. Employee
Title or Position
1234 Anywhere Way
City, State 80543
www.carlisle.com
800.123.4567
Phone: 717.123.4567 Ext. 1234
Cell: 717.123.4567
Fax: 717.123.4567
john.employee@carlisle.com

Divisional Employee



CARLISLE
John Q. Employee
Title or Position
1234 Anywhere Way
City, State 80543
www.carlisleit.com
800.123.4567
Phone: 717.123.4567 Ext. 1234
Cell: 717.123.4567
Fax: 717.123.4567
john.employee@carlisle.com

Figure 7.2
Newly Acquired Company



CARLISLE
John Q. Employee
Title or Position
RedGroup
1234 Anywhere Way
City, State 80543
www.redgroup.net
800.123.4567
Phone: 717.123.4567 Ext. 1234
Cell: 717.123.4567
Fax: 717.123.4567
john.employee@carlisle.com

12

E-mail is a primary form of business communication and a very visible part of Carlisle company presentation. To ensure professionalism and consistency Carlisle has approved a default e-mail signature, shown below in Figure 8.1. As discussed in Typography above, the default font for web and e-mail applications is Arial. The font color for Carlisle e-mail is black with a font size of ten (10). Use of the Carlisle logo is preferred in e-mail signatures, but optional (Figure 8.1). Address City, State, Zip (O) 909.930.2099 (F) 909.930.2099 (M) 310.729.6315 (E) john.employee@carlisle.com www.carlisle.com Follow us on Social media icons of approved Carlisle social media channels may be used in the signature line. Social icons should be current and no larger than 16 x 16 pixels. The icon should contain an embedded link directing the reader to the social channel. (For customer service, sales and marketing employees, optional online catalog links or trade show locations are approved in this location.) Do not make closing a part of the signature. Depending on the content of the e-mail and the relationship of the parties, appropriate closings vary. Backgrounds, artwork, decorative fonts, philosophical sayings, jokes, quotations, and photographs should not be included in Carlisle e-mail signatures. Name Title or CARLISLE (all caps bold) CARLISLE BUSINESS COMMUNICATION: E–MAIL SIGNATURES. Figure 8.1 Default E-mail Signature 13

EXHIBIT C

ONLINE ASSETS

1.       Carlislecbf.com

3.       https://www.linkedin.com/company/carlisle-brake-&-friction/

4.       https://www.facebook.com/CarlisleCBF/

5.       https://twitter.com/CarlisleCBF

6.       https://www.youtube.com/c/CarlisleBrakeandFrictionCBF

7.        http://www.carlislecbf-jpb.com/

C-1

EXHIBIT D

ROYALTY REPORT

Name:

Address:

For quarter beginning on [Date] and ending on [Date]

Customer Name	Item/SKU Number or Description	Invoice Price	No. Units Sold	Sales Invoiced	Less Returns	Net Sales	Royalty Percentage	Royalty Amount

Total Royalty Earned: _____________

I hereby certify that the above is accurate and complete.

Signature

Title

Printed Name

Date of Signature

D-1